--------------------------------------------------------------------------------

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


                              OCTOBER 22, 2001

                               MAIL-WELL, INC.
           (Exact Name of Registrant as Specified in its Charter)

                                  COLORADO
               (State or Other Jurisdiction of Incorporation)

            1-12551                                    84-1250533
   (Commission File Number)                (IRS Employer Identification Number)

                8310 S. VALLEY HWY. #400, ENGLEWOOD, CO 80112
             (Address of principal executive offices) (Zip Code)

                                303-790-8023
            (Registrant's telephone number, including area code)


--------------------------------------------------------------------------------

ITEM 5.  OTHER EVENTS.

Please see the company's press release dated October 18, 2001, attached hereto as Exhibit A, and the transcript of the company's public conference call held on October 18, 2001, attached hereto as Exhibit B.

                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

                                             Mail-Well, Inc.
                                             ---------------
                                              (Registrant)

                                             By: /s/ Michel P. Salbaing
                                                 -----------------------------
                                                 Michel P. Salbaing
                                                 Sr. Vice President and CFO
Date:    October 22, 2001

                                                                   Exhibit A

[Mail-Well logo]


On October 18, 2001 the Company announced the following:


- MAIL-WELL EXCEEDS FULL YEAR FREE CASH FLOW TARGET
  IN THIRD QUARTER
- ON TRACK TO MEET FULL YEAR OPERATING TARGETS

ENGLEWOOD, COLO. (OCTOBER 18, 2001) -- Mail-Well, Inc., (NYSE: MWL) announced today the results for the quarter and nine months ended September 30, 2001. The results for continuing operations before restructuring charges were $0.04 per share on sales of $412 million during the third quarter and $0.20 per share on $1.26 billion in sales for the year-to-date. The corresponding results for the "new" Mail-Well which excluded the results of assets held for sale were $0.02 per share on $386 million of sales for the third quarter and $0.13 per share on $1.18 billion of sales for the year-to-date.

As part of Mail-Well's previously announced consolidation of certain Envelope plants and other restructuring programs, a charge of $5.4 million was taken during the quarter. As a result, the Company lost $1.6 million during the quarter or $0.03 per share.

During the quarter, the Company's total operations including discontinued operations and assets held for sale generated $15 million of free cash flow or $0.32 per share. In total for the year-to-date, free cash flow generated reached $106 million or $2.22 per share, well in excess of the full year target of $100 million.

Paul Reilly, Chairman, President and CEO, stated, "during these very troubled political and economic times, we have continued to successfully focus on our commitments to our shareholders. These commitments are to ensure that the Company increases the year-over-year free cash flow from operations, that our continuing operations meet the financial targets that are part of our strategic growth plan, and that we aggressively carry out the elements of our strategic plan. When fully implemented in 2003, we expect that the improvements to EBITDA will be in excess of the annual $38 million target."

"The process for the sale of Label and Printed Office Products Segments and other non-core assets is proceeding as planned. Each property is in the marketing stage and we fully expect to have at least identified the winning bidder by year-end," continued Reilly.




                                  - MORE -

Mail-Well will hold a telephonic conference call today, Thursday, October 18th at 1:00pm Eastern Daylight Time. The dial-in number is 913-981-4911 or 800-819-9193 and the passcode number is 734683. To listen to the webcast, go to www.mail-well.com or www.streetevents.com or www.companyboardroom.com.
   -----------------    --------------------    ------------------------

Mail-Well (NYSE: MWL) has specialized in four growing multibillion-dollar market segments in the highly fragmented printing industry: commercial printing, envelopes, labels and printed office products. Mail-Well currently has approximately 15,000 employees and more than 140 printing facilities and numerous sales offices throughout North America and the United Kingdom. Mail-Well reported sales of $2.4 billion in 2000. The previously announced strategic plan will result in the company concentrating in its Envelope and Commercial Print segments where it holds today a leading position. The other segments will be exited. The company is headquartered in Englewood, Colorado.

This press release may make forward-looking statements, which are subject to various uncertainties and risks that could affect their outcome. Factors, which could cause or contribute to differences include, but are not limited to, the ability to execute strategic initiatives including the timely sale of certain assets at favorable prices, economic conditions, product demand and sales, ability to obtain assumed productivity and cost savings, interest rates, foreign currency exchange rates, paper and raw material costs and the ability to pass them through to customers, waste paper prices, postage rates, union relations, competition and competitors' actions, and changes in the direct mail industry. Please refer to the company's 10-K, 10-Qs and other SEC filings for a more detailed discussion of the risks. This press release does not constitute an offer to sell or solicitation of an offer to buy Mail-Well securities.

   NOTE: News Releases and other information on Mail-Well can be accessed at no charge at www.mail-well.com
                                      -----------------


CONTACT:                     Mr. Michel P. Salbaing
                             Senior Vice President and Chief Financial Officer MAIL-WELL, INC.
                             (303) 790-8023

                             Carl Thompson, CEO
                             Bevo Beaven, Senior Account Executive
                             CARL THOMPSON ASSOCIATES
                             (800) 959-9677

                                    # # #

                               MAIL-WELL, INC.
                         CONSOLIDATED BALANCE SHEETS
                                (IN MILLIONS)

                                          SEPTEMBER 30,   DECEMBER 31,
                                               2001           2000
                                          -------------   -------------
Cash                                      $         0.1   $         0.1
Receivables, net                                  254.5           146.5
Investment in securitization                        -              75.4
Inventories, net                                  109.4           131.4
Net assets of discontinued operations             303.0           405.5
Net assets held for sale                           52.1             -
Other current assets                               48.0            49.0
                                          -------------   -------------
  Total current assets                            767.1           807.9
                                          -------------   -------------

Property, plant & equipment, net                  387.8           431.0
Goodwill & other intangibles, net                 356.7           389.1
Other assets, net                                  42.7            45.2
                                          -------------   -------------
  Total                                   $     1,554.3   $     1,673.2
                                          =============   =============

Current portion of long-term debt                  42.5            40.0
Other current liabilities                         270.0           234.3
                                          -------------   -------------
Current liabilities                               312.5           274.3
                                          -------------   -------------

Long-term debt                                    840.5           879.8
Deferred income taxes                              90.8           107.0
Other long-term liabilities                        22.4            26.2

Shareholders' equity                              288.1           385.9
                                          -------------   -------------
  Total                                   $     1,554.3   $     1,673.2
                                          =============   =============


Note: The balance sheet at December 31, 2000 has been restated to show net assets of discontinued operations.

                                                           MAIL-WELL, INC.
                                           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                           THREE-AND NINE-MONTHS ENDED SEPTEMBER 30, 2001
                                               (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                          THREE-MONTHS ENDED                NINE-MONTHS ENDED
                                                                             SEPTEMBER 30,                    SEPTEMBER 30,
                                                                      ---------------------------     -----------------------------
                                                                          2001            2000             2001            2000
                                                                          ----            ----             ----            ----
Net sales                                                             $     411.8     $     476.3     $    1,263.0     $    1,353.1

Gross profit                                                                 77.6            97.3            251.4            284.9
    Selling, administrative and other                                        57.4            64.4            181.2            183.1
    Amortization                                                              3.1             2.0              9.8              7.5
    Impairment loss on assets held for sale                                   -               -                8.8              -
    Restructuring and other special charges                                   5.4             0.8             23.1              0.8
                                                                      -----------     -----------     ------------     ------------
Operating income                                                             11.7            30.1             28.5             93.5
    Interest and other expense                                               13.7            14.8             43.3             45.5
                                                                      -----------     -----------     ------------     ------------
Income (loss) from continuing operations before income taxes                 (2.0)           15.3            (14.8)            48.0
    Income taxes (benefit)                                                   (0.3)            6.0             (2.4)            18.6
                                                                      -----------     -----------     ------------     ------------
Income (loss) from continuing operations                                     (1.7)            9.3            (12.4)            29.4
Income from discontinued operations:
    Income (loss) from discontinued operations, net of tax                    -              (2.6)            (2.2)             4.9
    Income (loss) on disposal, net of tax benefit                             0.1             -              (75.9)             -
                                                                      -----------     -----------     ------------     ------------
Income (loss) before extraordinary item                                      (1.6)            6.7            (90.5)            34.3
    Extraordinary gain                                                        -               -                -                1.4
                                                                      -----------     -----------     ------------     ------------
Net income (loss)                                                     $      (1.6)    $       6.7     $      (90.5)    $       35.7
                                                                      ===========     ===========     ============     ============

ADDITIONAL INFORMATION:

EBITDA (pro forma before impairment loss and restructure charge)      $      30.1     $      42.7     $      101.2     $      132.8

Weighted average shares - basic                                              47.7            49.0             47.5             49.2

Earnings (loss) per basic share from continuing operations            $     (0.03)    $      0.19     $      (0.26)    $       0.60
Earnings (loss) per basic share from discontinued operations                 -              (0.05)           (1.64)            0.10
Earnings (loss) per basic share from extraordinary item                      -               -                -                0.03
                                                                      -----------     -----------     ------------     ------------
    Earnings (loss) per share - basic                                 $     (0.03)    $      0.14     $      (1.90)    $       0.73
                                                                      ===========     ===========     ============     ============


Weighted average shares - diluted                                            47.7            49.3             47.5             57.2

Earnings (loss) per diluted share from continuing operations          $     (0.03)    $      0.19     $      (0.26)    $       0.58
Earnings (loss) per basic share from discontinued operations                 -              (0.05)           (1.64)            0.09
Earnings (loss) per diluted share from extraordinary item                    -               -                -                0.02
                                                                      -----------     -----------     ------------     ------------
    Earnings (loss) per share - diluted                               $     (0.03)    $      0.14     $      (1.90)    $       0.69
                                                                      ===========     ===========     ============     ============

                                             MAIL-WELL, INC.
                                           SEGMENT INFORMATION
                             THREE- AND NINE-MONTHS ENDED SEPTEMBER 30, 2001
                                              (IN MILLIONS)


                                                THREE-MONTHS ENDED               NINE-MONTHS ENDED
                                                   SEPTEMBER 30,                   SEPTEMBER 30,
                                             -------------------------     -----------------------------
                                                2001         2000 (1)          2001           2000 (1)
Net sales
  Commercial Printing                        $    208.0     $    258.9     $      626.9     $      717.9
  Envelope                                        203.8          217.4            636.1            635.2
                                             ----------     ----------     ------------     ------------
    Total net sales                               411.8          476.3          1,263.0          1,353.1

Operating income
  Commercial Printing                               3.8           12.3             16.4             45.3
  Envelope                                         18.8           24.9             63.5             66.7
                                             ----------     ----------     ------------     ------------
    Total from operating segments                  22.6           37.2             79.9            112.0

  Corporate services and other expenses            (2.4)          (4.3)            (9.8)           (10.2)
  Restructuring and impairment charges             (5.4)          (0.8)           (31.9)            (0.8)
  Amortization                                     (3.1)          (2.0)            (9.8)            (7.5)
                                             ----------     ----------     ------------     ------------
Total operating income                       $     11.7     $     30.1     $       28.4     $       93.5
                                             ==========     ==========     ============     ============


   (1) Net sales have been restated to include billed freight previously reported in cost of sales.

                                              MAIL-WELL, INC.
                       RECONCILIATION OF ACTUAL RESULTS WITH "NEW" MAIL-WELL RESULTS
                               FOR THE THREE-MONTHS ENDED SEPTEMBER 30, 2001
                                   (MILLIONS, EXCEPT PER SHARE AMOUNTS)

SUPPLEMENTAL SCHEDULE I

                                                                                                                      THREE-MONTHS
                                                                                                                          ENDED
                                                                                                                      SEPTEMBER 30,
                                                          THREE-MONTHS ENDED SEPTEMBER 30, 2001                            2000
                                       ----------------------------------------------------------------------------   -------------
                                                                              PRO-FORMA
                                                                               RESULTS
                                                                                 FROM         ASSETS
                                        ACTUAL     RESTRUCTURE  DISCONTINUED  CONTINUING     HELD FOR       "NEW"         "NEW"
                                       RESULTS       CHARGES     OPERATIONS   OPERATIONS       SALE       MAIL-WELL     MAIL-WELL
                                       --------    -----------  ------------  ----------     --------     ---------     ---------
Net sales                              $  411.8    $       -    $        -    $    411.8     $   25.7     $   386.1     $   452.4
Operating expenses                        400.1            5.4           -         394.7         22.3         372.4         418.3
                                       --------    -----------  ------------  ----------     --------     ---------     ---------
Operating income                           11.7           (5.4)          -          17.1          3.4          13.7          34.1
Interest and other                         13.7            -             -          13.7          1.3          12.4          14.4
Taxes                                      (0.3)          (1.8)          -           1.5          1.0           0.5           8.2
Income from discontinued operations        (0.1)           -            (0.1)        -            -             -             -
                                       --------    -----------  ------------  ----------     --------     ---------     ---------
Net income (loss)                      $   (1.6)   $      (3.6) $        0.1  $      1.9     $    1.1     $     0.8     $    11.5
                                       ========    ===========  ============  ==========     ========     =========     =========

Earnings per share (loss) - basic      $  (0.03)                              $     0.04                  $    0.02     $    0.23
                                       ========                               ==========                  =========     =========

EBITDA (pro forma before restructure and asset write-downs):
------------------------------------------------------------

  Continuing operations                $   30.1
  Less:  Assets held for sale               3.5
                                       --------
   Total "new" Mail-Well               $   26.6
                                       ========



                                      4



                                              MAIL-WELL, INC.
                       RECONCILIATION OF ACTUAL RESULTS WITH "NEW" MAIL-WELL RESULTS
                               FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2001
                                   (MILLIONS, EXCEPT PER SHARE AMOUNTS)

SUPPLEMENTAL SCHEDULE II


                                                                                                                       NINE-MONTHS
                                                                                                                          ENDED
                                                                                                                      SEPTEMBER 30,
                                                          NINE-MONTHS ENDED SEPTEMBER 30, 2001                            2000
                                     ------------------------------------------------------------------------------   -------------
                                                                              PRO-FORMA
                                                                               RESULTS
                                                                                 FROM        ASSETS
                                        ACTUAL     RESTRUCTURE  DISCONTINUED  CONTINUING    HELD FOR       "NEW"         "NEW"
                                       RESULTS       CHARGES     OPERATIONS   OPERATIONS      SALE       MAIL-WELL     MAIL-WELL
                                     ----------    -----------  ------------  ----------   ----------    ----------    ----------
Net sales                            $  1,263.0    $       -    $        -    $  1,263.0   $     86.7    $  1,176.3    $  1,274.9
Operating expenses                      1,234.5           31.8           -       1,202.7         77.3       1,125.4       1,184.6
                                     ----------    -----------  ------------  ----------   ----------    ----------    ----------
Operating income                           28.5          (31.8)          -          60.3          9.4          50.9          90.3
Interest and other                         43.3            -             -          43.3          4.2          39.1          40.8
Taxes                                      (2.4)          (5.1)         (4.6)        7.3          1.9           5.4          20.7
Loss from discontinued operations          78.1            -            78.1         -            -             -             -
                                     ----------    -----------  ------------  ----------   ----------    ----------    ----------
Net income (loss)                    $    (90.5)   $     (26.7) $      (73.5) $      9.7   $      3.3    $      6.4    $     28.8
                                     ==========    ===========  ============  ==========   ==========    ==========    ==========

Earnings (loss) per share - basic        ($1.90)                              $     0.20                 $     0.13    $     0.58
                                         ======                               ==========                 ==========    ==========

EBITDA (pro forma before restructure and impairment charges):
-------------------------------------------------------------

  Continuing operations              $    101.2
  Less:  Assets held for sale              11.1
                                     ----------
   Total "new" Mail-Well             $     90.1
                                     ==========

SUPPLEMENTAL SCHEDULE III


                                          MAIL-WELL, INC.
                                     SCHEDULE OF FREE CASH FLOW
                            FOR THE NINE-MONTHS ENDED SEPTEMBER 30, 2001
                                           (IN MILLIONS)

                                                               Quarter-to-date        Year-to-date
                                                               ---------------        ------------
         EBITDA                                                  $       40.7         $      139.4
         Interest and other bank charges                                (11.0)               (52.8)
         Tax payments                                                    (2.1)                (6.6)
         Capital expenditures, net                                      (15.7)               (37.3)
                                                                 ------------         ------------
                                                                         11.9                 42.7
         Change in working capital                                        3.2                 63.0
                                                                 ------------         ------------

         Free cash flow *                                        $       15.1         $      105.7
                                                                 ============         ============

         Free cash flow per share:
             From operations                                     $       0.25         $       0.90
             From working capital management                             0.07                 1.32
                                                                 ------------         ------------
         Free cash flow per share                                $       0.32         $       2.22
                                                                 ============         ============


         Note: Year-to-date EBITDA excludes the impact of restructuring and impairment charges


         * All free cash flow has been used to reduce funded debt including securitization

                              STRATEGIC UPDATE

                             SEPTEMBER 30, 2001


                                                 ENVELOPE STRATEGIC UPDATE

--------------------------------------------------------------------------------------------------------------------------
   STRATEGIC      OPPORTUNITY                 ACTIONS COMPLETE TO DATE                          EMERGING RESULTS
  INITIATIVES       (EBITDA)
--------------------------------------------------------------------------------------------------------------------------
                                * Omaha plant closed                                  * 8.5% of goal realized to date
                                * Detailed consolidation plans complete for all       * Annualized benefits of $1.7MM
 CONSOLIDATION                    regions                                               being realized from Omaha
                                * Reporting systems in place to measure progress           - Exceeding plan by 17%
                                  and results                                              - Equates to 21% of Omaha's
---------------      $20MM      ------------------------------------------------------       sales
                                * Regional organization charts are being                   - 100% of customers retained
                                  redesigned                                          * On track to deliver the previously
REGIONALIZATION                 * Redundant positions identified and dates for          announced $12MM in EBITDA by
                                  elimination established                               12/31/02
                                                                                      * 3 additional consolidations 70%
                                                                                        complete
--------------------------------------------------------------------------------------------------------------------------
                                * Detailed costing study complete                     * Pricing consistency and
                                * Market and pricing tool prototypes developed          understanding of true cost
    PRICING                     * Pilot implementation underway                       * Real results expected in 2002;
                                * Focus on reducing estimated vs. actual variances      estimated EBITDA run rate
                                  in job cost                                           improvement of $6.6MM
---------------      $8MM       ------------------------------------------------------------------------------------------
                                * Initial opportunity sizing complete                 * 1st wave of transfer will account
                                * Initial wave of Best Practice transfer candidates     for over 30% of opportunity
BEST PRACTICES                    identified:                                         * Full contribution from wave 1 is
                                       - Waste reduction                                expected by Q3 2002
                                       - Parts, repairs & maintenance                 * Waste reduction expected to
                                * Initial source and receiver sites identified          exceed 2%
--------------------------------------------------------------------------------------------------------------------------

                                                                   Mail-Well
                                                                    [logo]

                        COMMERCIAL PRINT STRATEGIC UPDATE

* The two pilot plants are currently 80% to 90% complete, and emerging results give us confidence that we can meet this $10MM EBITDA target


----------------------------------------------------------------------------------------------
  INITIATIVES           ACTIONS TAKEN AT PILOT PLANTS         EMERGING RESULTS AT PILOT PLANTS
----------------------------------------------------------------------------------------------
                   * Aligned go-to-market focus on target     * Major opportunities in
ALIGN TO TARGET      customers best served with existing        untapped segments and
   CUSTOMER          capabilities                               relationships identified and
   SEGMENTS        * Rolled out structured account              being pursued
                     acquisition and planning process         * Sales increases expected by
                                                                Q1 2002
----------------------------------------------------------------------------------------------
                   * Developed improved costing and           * More consistent pricing and
                     estimating processes                       understanding of true costs
INSTALL PRICING    * Instituting processes to ensure            expected
DISCIPLINE AND       collection on changes in                 * Major improvements to
   INCREASE          specifications and extras                  Estimate vs. Actual, change
 PROFITABILITY     * Instituting a dynamic pricing strategy     orders and overs expected
                     to leverage better knowledge of costs      by Q1 2002
----------------------------------------------------------------------------------------------
INSTITUTE BEST     * Developed and rolled out operating       * Plate wastage down ~ 50%
   PRACTICE          best practices                           * Machine speeds up at target
  TRANSFER IN      * Rolling out Customer Service Team          levels
OPERATIONS AND       to better service customers and          * Other improvements to
   CUSTOMER          enhance MWL's value proposition            chargeability and downtime
 SERVICE TEAMS       (impacts first edge initiative)            expected by end of Q4 2001
----------------------------------------------------------------------------------------------

                                                                   Mail-Well
                                                                    [logo]

                                                                   Exhibit B


                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        10-18-01/12:00 pm CT
                                                       Confirmation # 734683
                                                                      Page 1









                               MAIL-WELL INC.

                           MODERATOR: PAUL REILLY
                              OCTOBER 18, 2001
                                 12:00 PM CT



Operator: Good day and thank you for holding for the Mail-Well's Third
         Quarter 2001 Earnings Release conference call. I would like to inform all parties that they will be in listen only mode until the question and answer segment of today's conference call.

         Also today's conference call is being recorded. At this time I will turn the conference over to Mr. Paul Reilly, Chairman, President and CEO. Please go ahead sir.

Paul Reilly: Thank you. Good day ladies and gentlemen and welcome to our third quarter conference call. Here with me is Michel Salbaing, our CFO. Together we will review the results of the quarter and try to look at the rest of the year, comment on our key segments and their outlook.

         I will want to spend a fair amount of time updating you on our strategic plan implementation which is key to our development over the next 18 months.

         You will have noticed that we added to our normal press release material two summary reports on the strategic actions to enable you to better follow our progress in this matter.

                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        10-18-01/12:00 pm CT
                                                       Confirmation # 734683
                                                                      Page 2

         But before we start I want to make it very clear that the message that you will hear today is that the management of your company is meeting the commitments we have made publicly when we announced our strategic plan in June.

         Specifically we are on track with all of the key targets for 2001. They are to generate free cash flow of $100 million this year. To date we have already generated $106 million.

         Second, to achieve a full year EBITDA of $117 million in our Envelope and Commercial Print segments, what we refer to as the new Mail-Well. And also for the new Mail-Well thirdly, to achieve 18 cents per share.

         I will now have Michel take you through our financial statements in more detail.

Michel Salbaing: Thanks Paul and good morning or good afternoon. In opening I need to make the following Safe Harbor comments. During the course of our discussion today we will making certain forward-looking statements that are subject to various uncertainties and risks that could affect their outcome.

         These uncertainties and risks are set out in more detail in the invitation you received to this call as well as in our filings with the SEC. We invite you to refer to them in conjunction with this call.

         All forward looking statements that we make today are intended to come within the SEC Safe Harbor with respect to such statements.

         Please note that the results I'm going to discuss are available also on our Web site at www.mail-well.com.

                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        10-18-01/12:00 pm CT
                                                       Confirmation # 734683
                                                                      Page 3

         I'll first talk about the consolidated results. These results, which are presented in summary form as attachments to the press release, reflect the continuing operations of Mail-Well, that is the Envelope and the Commercial Print segments, as well as those of the assets held for sale.

         Supplemental Schedules I and II in the package attached are the bridge between the actual results reported and the new Mail-Well for the quarter and the year to date.

         The key elements of the third quarter have been the continuing slowdown of the economy and then the catastrophic events of September 11. This is reflected in the 13.5% decline in sales in Q3 2001 compared to Q3 2000.

         Sales in the third quarter this year were $412 million compared to $476 million last year. Year to date sales have dropped 6.7% or $90 million from the corresponding numbers last year.

         Significant pricing pressures also brought the overall operating margins down to 4.2% of sales this quarter compared to 6.5% achieved in the same period last year.

         During the quarter we have incurred restructuring and other special charges to cover the continuing rationalization of plants in our Envelope segment. The impact was $5.4 million before taxes.

         The results of operations after taking these items into consideration show a loss in the quarter of $1.6 million or 3 cents a share.

         Before the restructuring charge the income actually was 4 cents per share from continuing operations. And as I explained at the beginning these results include the assets that are held for sale. Backing those numbers out the new Mail-Well had income of approximately $1 million or 2 cents per share.


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        10-18-01/12:00 pm CT
                                                       Confirmation # 734683
                                                                      Page 4

         The EBITDA from continuing operations during the quarter was $30 million compared to $43 million last year for the same period. This was approximately $6 million less than we expected. It was almost totally the result of the September 11 events.

         On a year to date basis continuing operations have achieved $101 million of EBITDA compared to $133 million last year. The new Mail-Well if we take out the assets held for sale had an EBITDA of $27 million in the quarter for a year to date total of $90 million.

         Again this is somewhat behind where we expected to be at this time but we are still on track to meet our $117 million target of EBITDA for the full year for the new Mail-Well.

         For the segment by segment basis now, our Commercial Print business continues to be the most affected by the prevailing economic conditions.

         In September the impact of the terrorist attacks was that a great many large printing jobs were delayed particularly in our west coast plants because people could not or would not travel. And also work dropped very severely in our eastern locations.

         Consequently Commercial Print sales dropped $51 million from last year or almost 20% in the quarter. This is more than twice the rate we had seen to date.

         Even though we have put in place cost cutting measures that saved $5 million in the quarter, operating income on sales dropped to 1.8% return on sales compared to almost 5% for last year.

         On a year to date basis operating income has dropped to 2.6% on sales from the 6% that had been achieved last year.


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        10-18-01/12:00 pm CT
                                                       Confirmation # 734683
                                                                      Page 5

         The cost cutting measures put in place by the print group have already saved us to date in excess of $8 million and they should save us another $6 million in quarter four.

         These savings should have a full year run rate of some $25 million of EBITDA improvement in 2002. In achieving this we have reduced our personnel some 11% since the beginning of the year.

         These are measures taken over and above what the strategic plan implementation is going to yield in more efficient operations and therefore further enhancements to profitability.

         In the Envelope segment, the third quarter is the first one in which the slowing economy has had a negative impact on our results. The September events have also significantly affected the direct mail business that had been the one advertising medium that had best resisted the downturn.

         As a result sales declined $14 million or a little more than 6% in Q3 2001 compared to the third quarter in 2000.

         Operating income dropped to $19 million in the quarter from $25 million last year. Operating income margins are still the best in the industry at 9.2% compared to 11.5% of return on sales last year.

         Similar cost control actions to those in the Commercial Print segments are being taken in the Envelope group where plant consolidations are not already generating extra efficiencies.

         I will now turn to the area where we have achieved very good success this year despite the economic and political environments and that is our debt reduction program.


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        10-18-01/12:00 pm CT
                                                       Confirmation # 734683
                                                                      Page 6

         During the quarter we have continued to generate strong free cash flow. We have exceeded our stated goal to achieve $100 million of free cash flow for the whole year. And we are now at $106 million at the end of September.

         We have to date spent $37 million of capital expenditures out of an earlier stated goal of $70 million for the full year. Given the reorganization plans that are part of the strategic actions, we expect that this amount will be in the $50 million range for the full year.

         This $106 million represents $2.22 per share of free cash flow for the first three quarters of the year. This result was achieved both through operations, 90 cents per share, and working capital management, $1.32 per share.

         Because we will have some significant cash interest payments on our two bond issues in the fourth quarter we expect to generate minimal additional free cash flow in the fourth quarter.

         Free cash flow of course was applied to debt reduction. Our total debt stands at $892 million at the end of the third quarter which is $20 million lower than at the end of Q2 2001. And $146 million lower than a year ago.

         Our long term debt to total capital ratio is 68% down from the 72% that it was at the beginning of the year. This is calculated of course before the restructuring and discontinued operations impact on equity.

         To conclude, I would summarize the third quarter results by saying that until September 11 we were performing very much as we had expected to. The economic disruption created by those events reduced our performance by some 5 cents per share for the quarter.


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

                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        10-18-01/12:00 pm CT
                                                       Confirmation # 734683
                                                                      Page 7

         What is under our control and what we are most pleased about is the continued generation of cash flow. We have maintained all along that even in a downturn we have the ability to generate cash and to pay down debt.

         The $106 million achieved to date is almost 15% better than we had done all of last year and better than what we had forecasted and committed to.

         The other element we control is operating costs. And the segments continue to take costs out of their operations.

         Although we're not happy with the profitability as it is today, I know we are doing all of the right things to position this company to be extremely successful when the economic environment turns, as it will inevitably.

         One final note on our banking relationships, as we discussed during the last conference call, the fourth amendment to our banking agreement was approved during the quarter.

         This amendment was requested by management to give us the financial flexibility to go though our strategic plan implementation. The results achieved both on the EBITDA level and the free cash flow levels have resulted in us remaining well within all of the covenant ratios in the agreement.

         Paul Reilly will now take you through the strategic update and talk to the outlook for the rest of the year. Paul.

Paul Reilly: Thank you Michel. Let me start with the strategic plan implementation. Obviously this is our most important priority. As we said when we rolled out the plan in June we want to report regularly on our progress.

                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        10-18-01/12:00 pm CT
                                                       Confirmation # 734683
                                                                      Page 8

         As a first step we have added to our quarterly public communications a section called, "Strategic Update." You've probably noticed that one key element of our plan we have given few details in this strategic update. This is our segment disposition process.

         You will understand that given where we are in the process we are not going to comment on proposed valuations, offers, our reactions to these offers or any ongoing negotiations.

         We feel that at this time confidentiality of the utmost importance. And we do not want to jeopardize the success of any sale by commenting on these activities any further.

         As we have stated in the press release the sales process is proceeding as planned. Most importantly, our goal and expectations remain unchanged. We will announce each sale as appropriate, i.e., as they close or otherwise appear final.

         If it becomes clear that our plans or expectations have changed in any material way we will communicate such changes as it becomes appropriate to do so.

         Let me now comment on the strategic actions being taken in each of the Envelope and Commercial Print segments.

         Let me first start with Envelope segment. What we have embarked on in this segment is a transformation program consisting of four strategic initiatives.

         First, consolidate/restructure plants while maintaining sales. We will go from 35 plants in the U.S. to 26. Second, regionalize general and sales administrations.


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

                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        10-18-01/12:00 pm CT
                                                       Confirmation # 734683
                                                                      Page 9

         Three, develop an integrated system to install pricing discipline so we can increase our profitability.

         Four, institute a best practice transfer program with dedicated implementation teams to bring underperformers up to the best practice level in high impact areas of our business.

         The expected full year improvements in EBITDA from these initiatives by year end 2003 are substantial. Twenty million dollars for the restructuring and regionalization initiatives and $8 million for the pricing and best practice initiatives.

         The early results from the four initiatives have been very, very encouraging. We have completed the closure of our first plant, the one in Omaha. We have kept all of our customers. As a matter of fact, the sales from the Omaha plant and its successors are 13% ahead of last year and 8% ahead of our year to date budget.

         The EBITDA improvements from this closure are tracking on a level 17% ahead of our targets. And our one time costs are estimated to be 1/3 less than originally expected.

         We are using this same model in planning the other closures. Three of the next eight closures are 70% complete. The plans are in place to complete all consolidations by November of next year.

         On the pricing initiative detailed analysis of our current systems identified substantial opportunity to increase profitability. The pilot implementation of our new system is scheduled to be completed by year end.

         And finally on the best practice front we have identified that waste reduction and control of parts and repairs and maintenance expenses will have the most operating leverage on our results.

                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        10-18-01/12:00 pm CT
                                                       Confirmation # 734683
                                                                     Page 10

         We expect that we can achieve 30% of our expected benefits in 2002 from these two areas alone.

         Let me now address the Print segment. The Print segment is pursuing four - excuse me three initiatives. First, aligning itself to target customers and industries within selected target markets.

         Two, develop an integrated system to install pricing discipline and therefore increase profitability. Identical programs that we're implementing on the Envelope side.

         Thirdly, institute a formal best practice transfer program with dedicated implementation teams to bring underperformers up to the best practice levels in the high impact areas of our business.

         We are working on operating metrics to track and benchmark our performance. And two, customer service teams supporting targeted customer and industries.

         These initiatives will pave the way for the second phase of our plan which is to build critical mass and sales management expertise in target markets. This second phase is expected to bring an additional $16 million of increases in EBITDA.

         The first phase of the program is targeted to achieve incrementally $10 million of EBITDA. We have blueprinted and are currently implementing all of these programs at two pilot locations, in Houston, Texas and Seattle. And they will be the model for our remaining 28 print plants.

         Going forward we plan to begin rolling out best practices regionally starting this November with a planned completion date by Q3 2002.

                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        10-18-01/12:00 pm CT
                                                       Confirmation # 734683
                                                                     Page 11

         We continue to monitor our progress very closely in both of these segments through the use of monthly steering committee meetings. To date, myself, the rest of the senior management team at Mail-Well, is very pleased with the progress, and we are all confident that the targets that we have set for ourselves will be met and exceeded.

         Let me now address the outlook, and I'll bring you back to the last time we spoke, when I said when we were looking at the second half of the year we were assuming no recovery. At the same time we said by the same token we were not assuming any further deterioration of the situation either.

         At that time we had indications in the Commercial Print group that we would have a decent car brochure season with some falloff from last year but nothing of a size that would cause any great alarm.

         In the Envelope segment we were seeing the office products segment strengthening with the other parts of the operations continuing to have sales levels comparably but slightly better than the prior year.

         Then the events of September 11 changed everything. I do not need to reiterate what so many others have said much better than I can about the economic impact of all of these events.

         What I can tell you is that Mail-Well is like so many other American companies today. It is very difficult, we're practically unable to forecast for any length of time into the future.

         As you know, in our transactional type of business forecasting is done using what the comparable past periods tell us what is likely to happen. Today, looking back tells us very little about what will happen in the near future.


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

                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        10-18-01/12:00 pm CT
                                                       Confirmation # 734683
                                                                     Page 12

         What we have done is to take into account what we can reasonably conclude from short-term current trends. Like the fact that people are people are still very hesitant to travel and therefore are reluctant to go for press checks.

         Or the fact that our direct mail is not as effective in a crisis environment as an advertising tool. Or that the eastern USA business environment has been severely disrupted by the events of September 11.

         Taking those facts into account and also helped by the cost cutting efforts that our operations segments have put into place I can tell you that our forecast today still show us achieving $117 million of EBITDA for the new Mail-Well and a full year EPS of 18 cents.

         These are the two numbers that we provided in our strategic presentation and are available to look at today on our Web site. Having said that, it feels like everyday we have another challenge presented to us, most lately the Anthrax scare, that further clouds our horizon.

         We continue therefore to monitor our economic environment and we will take all the steps that are under our control to meet our targets.

         In the long run these situations will correct. Our economy will return to pre-2001 levels. When it does so, our industry will rebound as will our profits. And the steps that we are taking today will make us that much stronger when it does happen.

         In conclusion, as I said at the beginning, I want to make it very clear that the management of your company will meet the commitments that we made publicly as part of our strategic plan announcement in June.


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

                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        10-18-01/12:00 pm CT
                                                       Confirmation # 734683
                                                                     Page 13

         Again, we will generate free cash flow greater than $100 million. We will achieve full year EBITDA of $117 million for the Envelope and Commercial Print segments, what we now call the new Mail-Well, and we will achieve 18 cents per share for the new Mail-Well as well.

         We will now turn over the call for your questions. Thank you.

Operator: At this time if you would like to ask a question please press star
         1 on your touchtone phone. All questions will be taken in the order they are received. You will be announced by name and when we are ready for your question.

         Our first question will come from Mr. Jeff Kobylarz.

Jeff Kobylarz: Congratulations Paul and Michel on the free cash flow and your operating in this difficult environment.

Man: Thank you Jeff.

Jeff Kobylarz: I was curious about - you said about Commercial Print business, you said that there was a number of printing jobs that were deferred from post-9/11. Were they done in the third quarter at all? Or are they done in the fourth quarter? Or were they any cancelled?

Michel Salbaing: A bit of all of that. Many of the - the plants we were referring to are our west coast plants, principally GAC in Portland and our plant in Los Angeles. And those two plants which are some of our larger ones do very high quality printing jobs for the national market.

         Typically our customers travel to those plants to do press checks. They have been very hesitant to do it. So what has been happening is that at first they are delayed and now they are


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        10-18-01/12:00 pm CT
                                                       Confirmation # 734683
                                                                     Page 14

         changing their ways and many people are hesitating as to how they're going to go about doing these press checks?

         So they're both delayed, some have been done, some have been cancelled. It's very hard to tell exactly what's going to happen.

Jeff Kobylarz: I see, okay. And just given this difficult environment that we're all living under, Paul and Michel I'm just curious how you are still keeping with $117 million of EBITDA for continuing operations for this year. Is it because you see greater cost savings than what you originally expected to achieve this year? Can you flesh that out?

Paul Reilly: It's a combination of two things. We see greater cost savings which would come from a combination of more actions taken by management as well as the benefits of some of the strategic plan efforts.

         And secondly, we did - we're not very optimistic when we made our numbers in June about the prognosis for the pickup in the economy. And it's really those two things.

         We were not optimistic about the economy and we have taken aggressive cost cutting programs.

Jeff Kobylarz: Okay. And lastly about the $117 million of EBITDA, how much of the $38 million of cost savings that you've identified to be achieved by 2003, how much of that $38 million is included in the $117 million of EBITDA?

Michel Salbaing: Only about $2 million which are basically related to plant closures and some small, but very small amount of some of the best practices we're starting to have more efficient operation. And also a better penetration of some of our customer bases. The bulk of the $2 million is really on the plant closures.


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

                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        10-18-01/12:00 pm CT
                                                       Confirmation # 734683
                                                                     Page 15

Jeff Kobylarz: Okay thanks very much.

Paul Reilly: Thank you Jeff.

Operator: Mr. Wheeler you may ask your question.

Robert Wheeler: Thanks. Hi guys. Could I get availability under the current credit agreements? And what would availability under the credit agreements look like assuming you sell off the two divisions? I would imagine it would drop as the borrowing base drops.

Michel Salbaing: No the availability comes from the revolver. The banking agreement has two tranches which are one a bank tranche and the other an institutional one. Those could only go down. So as we repay those they do go down. So it's only on the revolver that you have availability. Today the availability is around $135 million.

Robert Wheeler: Thank you.

Operator: Mr. Glassman you may ask your question.

Jay Glassman: Yes, the availability on that revolver is $135 million. If I could find out how much is outstanding on that? And I've got a couple other quick questions.

Michel Salbaing: The availability is $150, what's outstanding is $25.

Jay Glassman: Okay and you've said in the past that you can use that bank facility to repay the convertible when it matures next - a year from November is that true?

                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        10-18-01/12:00 pm CT
                                                       Confirmation # 734683
                                                                     Page 16

Michel Salbaing: That's correct.

Jay Glassman: And a final question. Let's say you garner a good deal of proceeds from some of these non-core businesses that you are trying to sell. Are you obligated to pay down the term loan? Or what are your obligations and thoughts of where those monies would go?

Michel Salbaing: Our plan has always been to use those available funds to pay down the debt. That's the purpose of the exercise we're going through. And also the term loans. And also obviously is part of the banking agreement that when those items are available - those monies are available we pay down the term loans.

Jay Glassman: But I guess if the economy got more difficult and your liquidity got more difficult is that a requirement that you do that? Or could you use more of that money to make sure you have enough available liquidity to refinance the maturity of the convertible if you chose to?

Michel Salbaing: No. We could only use those proceeds to pay down the term loans.

Jay Glassman: Okay that's a requirement.

Michel Salbaing: Absolutely.

Jay Glassman: Thank you.

Operator: Again it is star 1 if you have a question on today's conference.
         Mr. Hoagland you may ask your question.

Craig Hoagland: Hi on the...


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                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        10-18-01/12:00 pm CT
                                                       Confirmation # 734683
                                                                     Page 17

Paul Reilly: Hi Craig.

Craig Hoagland: Hello. On the strategic plan savings is your benchmark on that 2000 run rate expenses or what are you comparing, you know, what base are you comparing the $38 million to?

Paul Reilly: This year's expense rates.

Craig Hoagland: 2001, so 2002 should be $38 million below 2001?

Michel Salbaing: There's a ramp up so we expect about $25 million of that $38 million to be achieved. The run rate will be there at the end of 2002 or first quarter 2003. But the savings actually achieved will be more in the area of $25 million.

Craig Hoagland: Okay so in '02 you expect to capture $25 million versus '01.

Michel Salbaing: Right, correct.

Craig Hoagland: Okay and that would be at a $38 run rate at that point - at the end of the year?

Michel Salbaing: Right.

Craig Hoagland: Okay thanks.

Michel Salbaing: Thank you Craig.

                                                              MAIL-WELL INC.
                                                      Moderator: Paul Reilly
                                                        10-18-01/12:00 pm CT
                                                       Confirmation # 734683
                                                                     Page 18

Operator: Mr. Reilly, there appear to be no further questions at this time.
         I would like to turn the conference back over to you for any additional or closing remarks.

Paul Reilly: Thank you all for your time. And again I want to emphasize the point that the management team at Mail-Well here is not only using all of our efforts but in fact making the commitments that we gave to you this June.

         We look forward to talking to you again in early January, late January at our fourth quarter conference call. Have a great day.

Operator: That does conclude today's conference you may disconnect at this time.

                                     END